Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces Agreement for Development of West Virginia
Facility
BRENTWOOD, TN, (July 19, 2010) — Advocat Inc. (NASDAQ: AVCA) today announced that it has entered into a lease agreement with a real estate developer pursuant to which the developer will construct, furnish, and equip a 90 bed skilled nursing facility in Milton, West Virginia which the Company will then lease. This facility will utilize a Certificate of Need the Company obtained in the acquisition of a nursing center in Milton, West Virginia in June 2009. The lease is for a term of 20 years from the date the facility is completed and fit for occupancy as a skilled nursing facility. The Company has the right to renew the lease for two additional five-year periods. The lease is conditioned upon the Company obtaining the approval of the West Virginia Health Care Authority and the developer obtaining a commitment for a loan to finance the facility’s construction cost. The Company has the right to purchase the facility beginning on the twelfth month of the initial term of the lease and ending after the sixtieth month of the Lease for a purchase price ranging from 110% to 120% of the total project cost.
William R. Council, III, Chief Executive Officer of Advocat, commented, “I am pleased to announce this lease for a new, state of the art nursing center to serve the people of Milton, West Virginia. We have a couple of hurdles yet to clear, but this marks a significant next step in developing this facility.”
Advocat provides long term care services to patients in 46 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.advocatinc.com.
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